Exhibit 99

For Immediate Release

Media Contacts:	Investor Contacts:
Susan Busch, Senior Director, Public Relations	Andrew Lacko, Senior Director of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6992 or andrew.lacko@bestbuy.com

Lisa Hawks, Director, Public Relations	Wade Bronson, Director of Investor Relations
(612) 291-6150 or lisa.hawks@bestbuy.com	(612) 291-5693 or wade.bronson@bestbuy.com

Best Buy’s Second Quarter Revenue

Rises 12 Percent to $11.0 Billion

Company increases fiscal 2010 annual outlook;

Revenue trends and market share gains accelerate from first fiscal quarter

Second-Quarter Performance Summary

(U.S. dollars in millions, except per share amounts)

	Three Months Ended
	Aug. 29, 2009	Aug. 30, 2008
Revenue	$11,022	$9,801
Comparable store sales % change[1]	(3.9)%	4.2%
Gross profit as % of revenue	24.4%	24.3%
SG&A as % of revenue	21.8%	20.8%
Operating income	$280	$339
Operating income as % of revenue	2.5%	3.5%
Net earnings	$158	$202
Diluted EPS	$0.37	$0.48

1   Our comparable store sales is comprised of revenue at stores, call centers, and Web sites operating for at least 14 full months as well as  revenue  related to other comparable sales channels. Relocated, remodeled and expanded stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of our calculation of the comparable store sales percentage change attributable to our International segment excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, our method of calculating comparable store sales may not be the same as other retailers’ methods.

MINNEAPOLIS, Sept. 15, 2009 — Best Buy Co., Inc. (NYSE: BBY), a leading retailer of consumer electronics, today reported net earnings of $158 million, or $0.37 per diluted share, for its fiscal second quarter ended on Aug. 29, 2009. Net earnings declined by 22 percent compared with $202 million, or $0.48 per diluted share, for the prior-year period.

“I am pleased, but not surprised, with the market share gains we posted during the quarter,” said Brian Dunn, CEO of Best Buy.  “Our ability to capture a significant amount of market share in the period is directly correlated to the dedication and expertise of our employees around the world. We have great prices, great people, and great solutions — a combination that gives us confidence in our ability to deliver a better financial outcome for the year than we originally expected.”

Comparable Store Sales Trends Improve Sequentially; Domestic Market Share Gains Accelerate

During the second quarter of fiscal 2010, Best Buy’s revenue increased 12 percent to $11.0 billion, compared with revenue of $9.8 billion for the second quarter of fiscal 2009. The revenue increase reflected the inclusion of Best Buy Europe’s revenue and gains from the addition of 170 net new stores in the past 12 months. Revenue gains were partially offset by a comparable store sales decline of 3.9 percent and the unfavorable impact of foreign currency fluctuations. The company noted that enterprise comparable store sales trends improved sequentially each month during the quarter.

The domestic segment’s fiscal second quarter revenue totaled $8.3 billion, an increase of nearly 2 percent versus the prior year period. Revenue growth from the net addition of 104 stores in the past 12 months was partially offset by a comparable store sales decline of 3.1 percent. Traffic in the fiscal second quarter increased slightly over the prior-year period but was offset by a slight reduction in the average ticket. Comparable store sales gains in notebook computers, mobile phones and flat-panel TVs were more than offset by decreases in gaming, digital cameras, music and movies. The company noted that domestic comparable store sales in flat-panel TVs increased by the mid-single digits as unit increases more than offset declines in the average selling price.

The company said it believes its domestic segment gained strong market share and that these gains accelerated in the quarter, growing approximately 270 basis points for the three months ending July 31, 2009 as compared to the prior year period. As previously reported, the company estimated that it gained nearly 200 basis points of market share in the first quarter of fiscal 2010 versus the prior year period. Strong store execution and popular bundled solutions in the back-to-school shopping season allowed the domestic segment to capitalize on changes in the competitive environment. These better-than-expected market share gains were led by flat-panel televisions, digital imaging and notebook computers. The company also noted that it believes it continued to gain market share in mobile phones, as customers responded to Best Buy Mobile’s industry leading product assortment and customer service.

The international segment’s fiscal second quarter revenue increased 65 percent from the prior year’s period to $2.7 billion. The revenue increase was driven by the inclusion of revenue from Best Buy Europe as well as the net addition of 66 stores (of which 36 were small-format locations in Europe) over the past 12 months. Partially offsetting these gains was a comparable store sales decline of 8.3 percent and the negative impact of foreign currency fluctuations. Excluding the addition of Best Buy Europe and the negative impact of fluctuations in foreign currency exchange rates, the international segment’s revenue declined approximately 3 percent versus the prior-year period. Canada reported a low double-digit decline in comparable store sales while China experienced low single-digit growth in comparable store sales. Beginning in the fiscal third quarter, Best Buy Europe will be included in the comparable store sales calculation.

Bob Willett, CEO of Best Buy International, commented, “Although top-line results continued to be challenged, overall international performance was consistent with our expectations. We are pleased with the market share gains in Europe and Canada and the improving performance in China. Our European business continued to add connections in the fiscal second quarter and showed market share gains in the U.K. market.” Willett continued, “We drove synergies around the globe, best represented by our private label product distribution.  We will continue to focus on leveraging our assets in Europe and investing carefully in international infrastructure to support our long-term growth strategy.”

The enterprise gross profit rate for the fiscal second quarter was 24.4 percent of revenue, compared with 24.3 percent of revenue for the prior-year period. The 10-basis-point increase was driven by the inclusion of Best Buy Europe, which predominantly features sales of higher-margin mobile phones. Partially offsetting this increase was a 60 basis point decline in the domestic segment gross profit rate. This decline was driven by 40 basis points of mix pressure as continued double-digit comparable store sales growth in lower gross profit rate notebook computers category mitigated gains from Best Buy Mobile. Also contributing to the decline was 20 basis points of rate impact due to the launch of the new iPhone combined with the launch of several focused initiatives in the fiscal second quarter intended to capitalize on competitive opportunities and drive incremental traffic to the stores.

Disciplined Cost Controls Drives Lower Domestic SG&A Rate

Best Buy’s selling, general and administrative expense (SG&A) rate increased to 21.8 percent of revenue for the fiscal second quarter, compared with 20.8 percent of revenue for the prior year’s fiscal second quarter. The inclusion of Best Buy Europe’s higher-cost operating model and de-leverage on comparable store sales declines in the U.S. and Canada drove the increase. Partially offsetting these increases were reductions in spending on domestic discretionary projects and corporate payroll, and leverage on the comparable store sales gain in China. The company reported that its second quarter domestic SG&A rate of 20.5 percent of revenue improved by 50 basis points.  Excluding Best Buy Europe and other fiscal 2009 acquisitions, the company reported that SG&A dollar spending in the quarter declined versus the prior year period, and was consistent with the company’s expectations.

Domestic Operating Income Flat; International Operating Income Impacted by Phasing of Results

For the fiscal second quarter, Best Buy reported operating income of $280 million, or 2.5 percent of revenue. The domestic segment reported fiscal second-quarter operating income of $315 million, flat when compared with the prior-year period despite a comparable store sales decline. The company’s international segment generated a $35 million operating loss for the fiscal second quarter, a decrease of $59 million versus the prior-year period. In total, the international segment’s results were in line with the company’s expectations with both Canada and China demonstrating improvements in operating profit from the first quarter of fiscal 2010. The international segment’s results were significantly impacted by the phasing of quarterly earnings in Best Buy Europe. Best Buy Europe derives most of its operating profits during Best Buy’s fiscal first and fourth quarters while the fiscal second quarter has historically represented the year’s low point for operating results. Also included in these results is approximately $20 million related to non-cash amortization expenses of intangible assets related to acquired tradenames and customer relationships in Best Buy Europe. The company stated that it continues to expect Best Buy Europe to deliver annual results consistent with its original guidance.

For the second fiscal quarter, the company recorded an effective tax rate of 42.8 percent. The rate was consistent with what the company reported in its first quarter of fiscal 2010, and reflected the timing impact of losses on certain international operations that placed upward pressure on the company’s effective tax rate and noted that this is expected to only impact the first half of fiscal 2010. The company estimates that this timing negatively impacted the second fiscal quarter’s diluted EPS by approximately 3 cents.  The company still anticipates that its annual tax rate will fall at the upper end of the original guidance range of 38.0 to 38.5 percent for the full-year.

Company Raises Annual EPS Guidance

“Our revenue growth modestly exceeded our expectations for the first half and customer traffic patterns have started to indicate signs of stability,” said Jim Muehlbauer, Best Buy’s executive vice president of finance and CFO. “Given these improving trends and our expectations for the remainder of the year, we are both raising the bottom-end of our annual EPS guidance and improving our top-end expectations. Our optimism is balanced by our view that overall consumer spending will remain under pressure given the expected continued softness in the economy and by the fact that most of our earnings are still ahead of us in the holiday selling season.”

The company’s updated guidance range for the fiscal year ending on Feb. 27, 2010, included the following assumptions:

•      Revenue of $48.0 billion to $49.0 billion, an average increase of 8 percent.

•      An annual comparable store sales change of down 2 percent to flat.

•      A gross profit rate improvement of 10 basis points to 20 basis points.

•      An increase in SG&A dollars of 1 percent to 1.5 percent, excluding fiscal 2009 acquisitions. This modest increase from the original guidance is based on variable costs associated with the increased revenue outlook.

•      Annual non-GAAP earnings per diluted share, which excludes first quarter restructuring charges totaling 6 cents per diluted share, of $2.70 to $3.00 1.  GAAP annual earnings per diluted share of $2.64 to $2.94.

1   This non-GAAP financial measure provides the company and investors with an understanding of the company’s expected annual diluted earnings per share adjusted to exclude the effect of the restructuring charges recorded in the first fiscal quarter. This non-GAAP financial measure assists the company and investors in making a ready comparison of the company’s expected annual diluted earnings per share for fiscal 2010 against published analysts’ estimates.

For additional information regarding Best Buy’s annual guidance, please refer to www.bestbuy.com under “For Our Investors.”

Strategic Highlights

Best Buy’s future growth plans and strategies revolve around four key business priorities.  These four priorities represent business opportunities where Best Buy believes it can grow and refine its business to address customer needs. Progress made against these priorities during the fiscal second quarter included:

•      Grow Market Share Locally. The company estimated that for the three months ending July 31, 2009, its domestic market share grew year over year by approximately 270 basis points. This significant increase reflected the impact of changes in the competitive environment, new store openings, solid store execution and strength in complex product categories such as flat-panel TVs, notebook computers and digital imaging.

•      International Growth.  The international segment continued to grow its overall footprint, opening seven large-format stores in China and Canada during the second fiscal quarter.  The company estimated that it gained market share in both Canada and Europe during the fiscal quarter despite difficult macro economic conditions. In Europe, the company completed an agreement with Vodadfone, making Best Buy Europe the only mobile phone retailer to offer all major carriers in the U.K. The company has signed leases on large-format sites in the U.K. and remains committed to opening its first large-format stores in that country in the spring of 2010. In China, the company experienced a low single-digit comparable store sales gain as the company continued to integrate the non-customer facing operations of its Five Star and Best Buy brands.

•      Connected Digital Solutions.  During the fiscal second quarter, the company continued to help customers experience a digitally connected world. The company recorded strong revenue growth in mobile phones as a result of Best Buy Mobile. The company estimates it increased domestic market share in mobile phones by nearly one percentage point during the fiscal quarter. Furthermore, the company completed the roll-out of its Best Buy Mobile store-in-a-store concept to all Best Buy locations in Canada.

•      Efficient and Effective Enterprise. The company focused on limiting spending while investing selectively in growth opportunities. Fiscal second quarter SG&A dollars, excluding fiscal 2009 acquisitions, were down slightly versus the prior-year period despite operating 134 more locations. The company reduced discretionary project spending and corporate overhead.

However, Best Buy continued to make prudent investments in store openings in under-served markets and in international infrastructure to support future growth.

On July 28, 2009, the company paid a dividend of 14 cents per share, or $58 million in the aggregate, which was an 8-percent increase compared with the dividend per share paid in the prior year’s second fiscal quarter.  Best Buy is scheduled to conduct an earnings conference call at 10 a.m. Eastern Time (9 a.m. Central Time) on September 15, 2009. The call is expected to be available on its Web site both live and after the call at www.BestBuy.com.

More details regarding historical store counts, square footage and fiscal 2010 annual guidance are available on the company’s Web site under “For Our Investors.”

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements  include the following: general economic conditions, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to react to a disaster recovery situation, the impact of labor markets and new product introductions on overall profitability, failure to achieve anticipated benefits of announced transactions and integration challenges relating to new ventures.  A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on April 29, 2009. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

About Best Buy Co., Inc.

With operations in the United States, Canada, Europe, China and Mexico, Best Buy is a multinational retailer of technology and entertainment products and services with a commitment to growth and innovation. The Best Buy family of brands and partnerships collectively generates more than $45 billion in annual revenue and includes brands such as Best Buy, Audiovisions, The Carphone Warehouse, Future Shop, Geek Squad, Jiangsu Five Star, Magnolia Audio Video, Napster, Pacific Sales, The Phone House, and Speakeasy. Approximately 155,000 employees apply their talents to help bring the benefits of these brands to life for customers through retail locations, multiple call centers and Web sites, in-home solutions, product delivery and activities in its communities. Community partnership is central to the way business is done at Best Buy. In fiscal 2009, Best Buy donated a combined $33.4 million to improve the vitality of the communities where its employees and customers live and work. For more information about Best Buy, visit www.bestbuy.com.

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BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	August 29, 2009	August 30, 2008	August 29, 2009	August 30, 2008
Revenue	$11,022	$9,801	$21,117	$18,791
Cost of goods sold	8,338	7,420	15,876	14,277
Gross profit	2,684	2,381	5,241	4,514
Gross profit %	24.4%	24.3%	24.8%	24.0%
Selling, general and administrative expenses	2,404	2,042	4,613	3,898
SG&A %	21.8%	20.8%	21.8%	20.7%
Restructuring charges	—	—	52	—
Operating income	280	339	576	616
Operating income %	2.5%	3.5%	2.7%	3.3%
Other income (expense)
Investment income and other	18	9	27	30
Interest expense	(22)	(21)	(45)	(34)
Earnings before income taxes and equity in loss of affiliates	276	327	558	612
Income tax expense	119	122	245	228
Effective tax rate	42.8%	37.3%	43.9%	37.2%
Equity in loss of affiliates	—	—	—	(1)
Net earnings including noncontrolling interests [1]	157	205	313	383
Net loss (earnings) attributable to noncontrolling interests [1]	1	(3)	(2)	(2)
Net earnings attributable to Best Buy Co., Inc. [1]	$158	$202	$311	$381

Earnings per share attributable to Best Buy Co., Inc.
Basic	$0.38	$0.49	$0.75	$0.92
Diluted[2]	$0.37	$0.48	$0.74	$0.91

Dividends declared per common share	$0.14	$0.13	$0.27	$0.26

Weighted average Best Buy Co., Inc. common shares outstanding (in millions)
Basic	416.5	412.1	415.8	411.7
Diluted[2]	427.0	423.3	426.2	423.0

1                   Statement of Financial Accounting Standards (“SFAS”) No. 160, “Noncontrolling Interest in Consolidated Financial Statements,” was adopted effective March 1, 2009.  Among other things, the standard changed the presentation format and certain captions of the consolidated statements of earnings and condensed consolidated balance sheets.

2                   The calculation of diluted earnings per share assumes the conversion of our convertible debentures due in 2022 into 8.8 million shares of common stock and adds back the related after-tax interest expense of $1.5 and $1.4 for the three months ended August 29, 2009 and August 30, 2008, respectively, and $2.9 for both the six months ended August 29, 2009 and August 30, 2008, respectively.

 — Balance Sheets Follow —

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited)

	August 29,	August 30,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$668	$544
Short-term investments	4	—
Receivables	1,770	1,785
Merchandise inventories	5,738	6,105
Other current assets	1,035	894
Total current assets	9,215	9,328
Net property & equipment	4,162	4,119
Goodwill	2,442	2,536
Tradenames	168	188
Customer relationships	318	488
Equity and other investments	423	501
Other assets	463	362
TOTAL ASSETS	$17,191	$17,522

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,407	$5,924
Accrued liabilities	2,421	2,502
Short-term debt	1,091	1,515
Current portion of long-term debt	45	39
Total current liabilities	8,964	9,980
Long-term liabilities	1,217	929
Long-term debt	1,111	1,136
Shareholders’ equity	5,899	5,477
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$17,191	$17,522

Certain amounts have been reclassified to conform to the current presentation.   In addition, with the adoption of SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements,” noncontrolling interests, previously reported as minority interests, were reclassified to shareholders’ equity.

— Appendix Follows —

Segment Results and Revenue Mix

Domestic Performance Summary

(U.S. dollars in millions)

	Three Months Ended		Six Months Ended
	Aug. 29, 2009	Aug. 30, 2008	Aug. 29, 2009	Aug. 30, 2008
Revenue	$8,274	$8,133	$15,799	$15,586
Comparable store sales % change[1]	(3.1)%	5.3%	(4.0)%	4.4%
Gross profit as % of revenue	24.3%	24.9%	24.7%	24.7%
SG&A as % of revenue	20.5%	21.0%	20.6%	20.9%
Operating income	$315	$315	$618	$592
Operating income as % of revenue	3.8%	3.9%	3.9%	3.8%
Adj. operating income[2]	$315	$315	$643	$592
Adj. operating income % of revenue[2]	3.8%	3.9%	4.1%	3.8%

International Performance Summary

(U.S. dollars in millions)

	Three Months Ended		Six Months Ended
	Aug. 29, 2009	Aug. 30, 2008	Aug. 29, 2009	Aug. 30, 2008
Revenue	$2,748	$1,668	$5,318	$3,205
Comparable store sales % change[1]	(8.3)%	(1.0)%	(10.9)%	1.7%
Gross profit as % of revenue	24.5%	21.3%	25.2%	20.8%
SG&A as % of revenue	25.8%	19.9%	25.5%	20.1%
Operating income	$(35)	$24	$(42)	$24
Operating income as % of revenue	(1.2)%	1.4%	(0.8)%	0.7%
Adj. operating income (loss)[2]	$(35)	$24	$(15)	$24
Adj. operating income (loss) % of revenue[2]	(1.2)%	1.4%	(0.3)%	0.7%

1  Our comparable store sales is comprised of revenue at stores, call centers, and Web sites operating for at least 14 full months as well as  revenue  related to other comparable sales channels. Relocated, remodeled and expanded stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of our calculation of the comparable store sales percentage change attributable to our International segment excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, our method of calculating comparable store sales may not be the same as other retailers’ methods.

2  A reconciliation of operating income to adjusted operating income (in dollars and as a percentage of revenue) for the first six months of fiscal 2010 are presented in the supplemental schedules attached to this news release, titled “Reconciliation of Non-GAAP Financial Measures.”

Domestic Category Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
Revenue Category	Aug. 29, 2009	Aug. 30, 2008	Aug. 29, 2009	Aug. 30, 2008
Consumer Electronics	38%	38%	(2.4)%	2.0%
Home Office	37%	34%	7.3%	15.1%
Entertainment Software	13%	16%	(23.4)%	0.0%
Appliances	5%	5%	(10.1)%	(9.8)%
Services	6%	7%	(3.7)%	8.7%
Other	<1%	<1%	n/a	n/a
Total	100%	100%	(3.1)%	5.3%

International Category Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
Revenue Category	Aug. 29, 2009	Aug. 30, 2008	Aug. 29, 2009	Aug. 30, 2008
Consumer Electronics	19%	36%	(14.3)%	3.7%
Home Office	52%	30%	(10.0)%	(2.6)%
Entertainment Software	5%	11%	(21.1)%	13.1%
Appliances	11%	18%	11.6%	(13.2)%
Services	13%	5%	10.4%	(2.6)%
Other	<1%	<1%	n/a	n/a
Total	100%	100%	(8.3)%	(1.0)%

BEST BUY CO., INC.

RECONCILIATION OF  NON-GAAP FINANCIAL MEASURES

(UNAUDITED AND SUBJECT TO RECLASSIFICATION)

(IN MILLIONS)

The following information provides reconciliations of non-GAAP financial measures presented in the accompanying earnings release to the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying earnings release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the earnings release. The non-GAAP financial measures in the accompanying earnings release may differ from similar measures used by other companies.

As used in the accompanying earnings release, the company defines adjusted operating income for the period presented as its reported operating  income for that period calculated in accordance with GAAP adjusted to exclude the effects of restructuring charges, which occurred in the first quarter of fiscal 2010.

These non-GAAP financial measures provide the company and investors with an understanding of the company’s operating income adjusted to exclude the effect of the charges described above.  These non-GAAP financial measures assist the company and investors in making a ready comparison of the company’s operating income for its first six months of fiscal 2010, against the company’s results for the respective prior year period.

The following table reconciles operating income for the first six months of fiscal 2010 (GAAP financial measures) to adjusted operating income.

	Six Months
	Ended
	Aug 29, 2009
	$	% of Revenue
Domestic
Operating income	$618	3.9%
Restructuring charges	25	0.2%
Adjusted operating income	$643	4.1%

International
Operating income	$(42)	(0.8)%
Restructuring charges	27	0.5%
Adjusted operating income	$(15)	(0.3)%

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